Vanguard Health Systems, Inc. Announces Tender Offer and Consent Solicitation

NASHVILLE, Tennessee (July 27, 2004) – Vanguard Health Systems, Inc. (the “Company” or “Vanguard”) announced today that, in connection with its recently announced definitive agreement with The Blackstone Group (“Blackstone”), a private equity firm, pursuant to which Blackstone will make a major investment in the Company, the Company has commenced a cash tender offer and consent solicitation for any and all of its $300 million aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2011 (CUSIP No. 922036AB4) (the “Notes”).

The purchase price to be paid for each $1,000 principal amount of Notes validly tendered in the offer will be based on a fixed spread of 50 basis points over the yield on the pricing date of the 7% U.S. Treasury Note due July 15, 2006, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes, minus the consent payment described below. The price determination date will be August 10, 2004, unless extended or modified. The Company expects the payment date to be promptly after the expiration date.

In connection with the offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes. The Company is offering to make a consent payment of $20.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents prior to 5:00 p.m., New York City time, on August 9, 2004, unless extended (the “Consent Date”). Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The offer is scheduled to expire at 11:59 p.m., New York City time, on August 23, 2004, unless extended or earlier terminated. However, no consent payments will be made in respect of Notes tendered after the Consent Date. Tendered Notes may not be withdrawn and consents may not be revoked after 5:00 p.m, New York City time, on August 9, 2004, unless extended, except in limited circumstances.

The offer is subject to the satisfaction of certain conditions including satisfaction of conditions relating to the Blackstone investment and the receipt of consents of holders representing a majority in principal amount of the outstanding Notes. The terms of the offer are described in the Offer to Purchase and Consent Solicitation Statement dated July 27, 2004, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offer, at (866) 804-2200 (US toll free) and (212) 430-3774 (collect).

The Company has engaged Citigroup Global Markets Inc. and Banc of America Securities LLC to act as the dealer managers and solicitation agents in connection with the offer and consent solicitation. Questions regarding the offer may be directed to Citigroup at (800) 558-3745 (US toll-free) and (212) 723-6106 (collect) or Banc of America at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 27, 2004.

About Vanguard Health Systems

Vanguard Health Systems, Inc. owns and operates 16 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; Orange County, California; and San Antonio, Texas. The Company’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives, including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding the Company’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause the Company’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, the Company’s high degree of leverage; the Company’s ability to incur substantially more debt; operating and financial restrictions in the Company’s debt agreements; the Company’s ability to successfully implement its business strategies; the Company’s ability to successfully integrate its recent and any future acquisitions, including the transactions in connection with which this tender offer is being conducted; the highly competitive nature of the health care business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the health care industry; the possible enactment of Federal or state health care reform; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in accounting practices; changes in general economic conditions; the Company’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; the impact of changes to the Company’s charity care and self-pay discounting policies; the ability to enter into managed care provider and other payer arrangements on acceptable terms; the efforts of insurers, managed care payers, employers and others to contain health care costs; the availability and terms of capital to fund the expansion of the Company’s business; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in the Company’s filings from time to time with the Securities and Exchange Commission, including, among others, the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although the Company believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on the Company’s results of operations or financial condition. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Vanguard Health Systems, Inc.

Aaron Broad, Director Investor Relations
(615) 665-6131
Suzanne Towry, Director Marketing and Communications
(615) 665-6016
or
Tess Coody
Guerra DeBerry Coody
(210) 884-8060